Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CollPlant Biotechnologies Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value NIS 1.50 per share, reserved for issuance pursuant to the CollPlant Biotechnologies Ltd. Share Ownership and Option Plan (2010)	457(c); 457(h)	83,195	(1)	$7.250	(2)	$603,163.75	$0.0001102	$66.47

Equity	Ordinary shares, par value NIS 1.50 per share, reserved for issuance pursuant to options outstanding the CollPlant Biotechnologies Ltd. Share Ownership and Option Plan (2010)	457(h)	116,805	(1)	$7.270	(3)	$849,172.35	$0.0001102	$93.58
Total Offering Amount			200,000				$1,452,336.10		$160.05
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$160.05

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional ordinary shares that become issuable under the CollPlant Biotechnologies Ltd. Share Ownership and Option Plan (2010) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for purposes of calculating the filing fee pursuant to Rule 457 (c) and (h), the aggregate offering price and the fee have been computed upon the basis of the average of the high and low prices per share of the registrant’s ordinary shares as reported on the NASDAQ Global Market on April 14, 2023.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on $7.270, the weighted average exercise price per ordinary share (rounded to the nearest cent) of the outstanding option awards under the Plan.